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eBay Inc.

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On March 10, 2014, eBay Inc. (the "Company") made available the following content at http://bettertogether.ebayinc.com/

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The eBay Inc. Success Story

ONE OF THE MOST SUCCESSFUL COMPANIES IN THE WORLD

Leading the Commerce Revolution

	ENABLED COMMERCE VOLUME	TOTAL PAYMENT VOLUME	MOBILE COMMERCE VOLUME
2008	$89bn	$60bn	<$1bn
2013	**$212bn**	**$180bn**	**$35bn**

Driving Significant Growth and Profitability

REVENUE

$8.5bn 2008 → **$16bn** 2013

EARNINGS PER SHARE

$1.36 2008 → **$2.18** 2013

Note: GAAP Earnings Per Share

Delivering Significant Shareholder Value

S&P	NASDAQ	eBay Inc.
40%	55%	75%

Three Year Share Price Performance
Feb. 28, 2011 – Feb. 28, 2014

S&P	NASDAQ	eBay Inc.
153%	213%	441%

Five Year Share Price Performance
Feb. 27, 2009 – Feb. 28, 2014

Poised for Continued Success

Expanded eBay Inc. into a **global commerce and payments platform** connecting buyers and sellers

Accelerated Enabled Commerce Volume from 13% year-over-year growth in 2008 to **21% in 2013**

Transformed eBay Marketplaces from primarily auction-based site to now offering **73% of items at fixed price in 2013**

Tripled PayPal payment volume between 2008 and 2013 at a 25% compound annual growth rate, now representing **1 in every 6 dollars spent** on e-commerce

Leveraged early mobile leadership: **$35B Mobile Enabled Commerce Volume** in 2013, growing 88% over prior year

Completed **37 acquisitions** since 2008, driving culture of innovation and entrepreneurship and helping to grow portfolio

Consistently awarded Fortune's Top 50 **Most Admired Companies** and one of the **World's Most Ethical Companies** by Ethisphere

Led by John Donahoe, ranked **#1 Internet CEO** in 2013 by sell-side analysts in Institutional Investor Magazine

For more information, contact eBay's media hotline at **press@ebay.com**. For the latest eBay Inc. news, go to **http://www.ebayinc.com/news**.

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DEFINITIONS:

Enabled Commerce Volume (ECV)

Enabled Commerce Volume (ECV) includes Marketplaces GMV, PayPal Merchant Services TPV and eBay Enterprise GeC Merchandise Sales (GMS) not earned on eBay or paid for via PayPal or Bill Me Later during the period. Excludes volume transacted through the Magento platform. PayPal Merchant Services TPV is the total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, Bill Me Later accounts and Zong during the period, excluding PayPal's payment gateway business and payments for transactions on our Marketplaces and Enterprise platforms. eBay Enterprise GMS represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through the Enterprise ecommerce services platform during the period, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee.

Total Payment Volume

Total dollar volume of payments, net of payment reversals, successfully completed through our PayPal payments networks, including Bill Me Later during the period; excludes payments sent or received through PayPal's payment gateway business.

LEGEND:

Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay's 2014 Annual Meeting of Stockholders. eBay intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with such solicitation. EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay's directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay's proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on March 18, 2013. To the extent holdings of such participants in eBay's securities have changed since the amounts described in the 2013 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in eBay's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on January 31, 2014.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC's website at www.sec.gov and at eBay's Investor Relations Website at http://investor.ebayinc.com. Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $212 billion of commerce volume in 2013. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Investor Relations Contact	Media Relations Contact	Company News	Investor Relations Website
Tracey Ford tford@ebay.com **Tom Hudson** thhudson@ebay.com	**Amanda Miller** press@ebay.com	http://www.ebayinc.com/news	http://investor.ebayinc.com

For more information, contact eBay's media hotline at **press@ebay.com**. For the latest eBay Inc. news, go to **http://www.ebayinc.com/news**.

Transcript for "Store of the Future" Video

"Store of the future, here we are! eBay Inc. and Westfield Labs partnered with retailers Rebecca Minkoff, Sony and TOMS to power a trio of digital storefronts in the Westfield shopping mall in San Francisco. Consumers were able to buy curated merchandise from each brand via a shoppable window, pay with PayPal and then arrange for free home delivery or pick up within the mall for select items."

Transcript for "Introducing the New PayPal.com" Video

Run time: 1:40

Video has no voiceovers, only text on screen set to classical music.  Text as follows; each line a separate card/page:

"Every day people use us"

"To pursue their passion"

"To go on an adventure"

"To find a quiet moment"

"These stories inspired us"

"To set out and capture"

"The moments we make possible"

"Our new website is dedicated"

"To these moments"

"To the people that use us"

"And to the people who make it all possible"

"PayPal: Money for every moment"

Transcript for “The Future of Payments – A Story from PayPal” Video

Run time: 4:40

Title Screen: A hand writes “The Future of Payments”

Voiceover:

"To help understand the future of payments, it’s worth looking back at how we paid for things in the past.

Since the beginning, there’s always been currency. Originally this was anything of value that could be traded. Cattle, grain, milk, wool… well you get the picture.

It was a pretty simple system, with everyone getting what they wanted.

However, as man started to travel greater distances, dragging a herd of cattle around just wasn’t practical!

So in some countries people started to use small tokens of value like gold or silver coins, while in others, shells, beans or iron nails were used. China even flirted with the idea of paper money.

These tokens or coins were great, nice and portable and easy to exchange, that is until you amassed a whole heap of them. Then you were at risk of having them stolen, yes, security became a real issue.

And that’s where the banks came in. Although originally, banks weren’t banks. Back in the 1600s they were just nice safe places where goldsmiths stored their valuables. They started renting out these spaces to people to store their gold and valuables and would issue notes as receipts for reclaiming the deposits.

The notes began being used as evidence of ability to pay and pretty soon these ‘banknotes’ became a currency all of their own.

The birth of banks ushered in the modern age of banking with all that entails, loans, savings, checkbooks and eventually the phrase ‘put it on the plastic’.

Nowadays, the world of payments has become more complex, and much more connected than ever before.

Global commerce enables trillions of dollars to exchange hands every day.

The amount of money flowing around the world – and the data connected to it is unprecedented. So using a payment method that’s been around literally since the dawn of time seems….well, old fashioned.

Enter PayPal.

PayPal’s history is much shorter and a lot less sordid than the history of money. But it started with a very simple goal – to allow people all over the world to have more direct control over their money than ever before.

How? By making it possible to send money to each other via the Internet.

Its success stems from those two key words we talked about earlier.

Simple and secure.

Opening a PayPal account is simple.  To get started, all you need is an email address.

Once your account is set up, you can make a payment to anyone, anywhere around the globe that accepts PayPal, or send money to almost anyone with an email address.

See it, want it, PayPal it!

Just log in, pay and boom, it’s yours.

No typing in your billing and shipping address or your credit card details every time you buy something. You don’t even have to have the same currency as the person you’re paying.

And PayPal is accepted by millions of merchants in more than 190 markets around the world.

And, PayPal keeps money secure, because merchants don’t see your bank details or credit card information, they only talk to PayPal. It’s just like those goldsmiths back in the 1600s, but now your financial details are locked away in the cloud rather than a strong room. That means you can access your money on any internet-connected device.

Even if the bad guys do try anything naughty, Buyer Protection helps protect your eligible purchases, so you have less to worry about.

But PayPal’s just a way of paying for stuff online isn’t it?  Noooo!

Now PayPal is moving into physical stores to modernize the way we pay in person. As this continues to gain momentum, you will see more and more secure ways to PayPal it!

Imagine bypassing the line in store and just picking up your coffee without even stopping at the register.

Imagine getting free stuff because the shop is tracking your loyalty points.

Imagine paying with nothing but your phone number.

Imagine paying your sitter, your friend for dinner, your gardener or your favorite guy at the farmer’s market – no longer with cash, but with PayPal.

And for businesses, imagine being able to know who’s in your store, to greet customers by name and even offer them rewards and discounts. It’s putting personal back into payments like back in the good old days.

PayPal takes away the pain of payments – pay where, when and who you want, any way you want.

It’s amazing; it’s the future of payments, today."

Transcript for “eBay Inc. and Westfield Labs” Video

Runs 1:57

Doug Stephens, Founder, Retail Prophet: "In a multichannel retail world, the challenge for retailers is to give consumers the ease and convenience of mobile shopping while at the same time giving them the fun and excitement of physical retail experiences.

Well, eBay Inc. and Westfield Labs have jumped in with both feet on a retail experience that completely redefines window-shopping. And from what we can see, it’s really turning heads."

Healey Cypher, Head of Retail Innovation, eBay Inc.: "So a lot of this is about the delight of discovery. We’re expanding the footprints of these brands – digitally. And so we’re making that moment of inspiration instantly shoppable for consumers."

DS: "The tech is simple. Find the product you want, pay with PayPal, and your purchase will be delivered free of charge."

HC: "So I’m standing here in front of the Rebecca Minkoff digital storefront.  When we created this experience, we knew it would be totally new and something consumers had never done before. So we made it incredibly simple to use.

Three easy steps. One: Touch the glass to select the product you want. Two: Push your cart to your mobile device. Three: Check out securely using PayPal. It’s just that easy."

DS: "The benefits of the concept of shopping centers are obvious. Digital storefronts immediately convert empty space into inventory-free stores and may even allow retailers to open in centers where rentable space may be at a premium."

HC: "Partnering with Westfield Labs has been a ton of fun. Together, we are helping to redefine the future of commerce. It’s about infusing technology into the physical world. It’s about delighting consumers and it’s about pushing the boundaries of what shopping can and will be together."

DS: "So really, the only hard part about the future of retail is deciding what to buy."